Exhibit 99.1

FROM:

Accredited Home Lenders Holding Co.

15090 Avenue of Science

San Diego, CA 92128

Rick Howe, 858.676.2148

rhowe@accredhome.com

FOR IMMEDIATE RELEASE

ACCREDITED REPORTS RECORD FULL YEAR AND Q4 2004 RESULTS

Loans On-Balance Sheet up 94%; Originations up 56%;

Net Income up 31% in 2004

SAN DIEGO, Feb. 10—Accredited Home Lenders Holding Co. (Nasdaq: LEND), a nationwide mortgage company specializing in non-prime residential mortgage loans, today announced record results for the quarter and year ended December 31, 2004.

Net income for the year ended December 31, 2004 was $130.8 million, or $6.06 per share on a fully diluted basis, an increase of 30.8% over $100.0 million for the year ended December 31, 2003. Total revenues increased 51.8% to $660.7 million from $435.2 million the prior year.

Net income for the quarter ended December 31, 2004 was $38.1 million, or $1.76 per share on a fully diluted basis, an increase of 27.1% over net income of $30.0 million for the comparable period in 2003. Total revenues for the quarter increased by 51.8% to $199.8 million from $131.6 million for the comparable period in 2003.

Chairman and CEO James Konrath said, “The record results in the fourth quarter put the exclamation point on an excellent 2004 that brought record portfolio growth, volume, revenue, and profits produced by Accredited’s employees nationwide. In addition, we continued to produce outstanding portfolio results as measured by 30+ day delinquency and annualized loss results.”

Mr. Konrath added, “We view 2005 as a year of opportunity and challenge, and believe that we have reflected both in our forecast of a 15% average annual earnings growth for the next three to five years and $6.90 earnings per share for 2005.”

2004 Operational Highlights

•	Mortgage origination volume of $12.4 billion, compared to $8.0 billion in 2003, an increase of 56.1%. Origination volume for the fourth quarter equaled $3.5 billion, which was the highest quarterly volume in the company’s history, surpassing the previous record of $3.4 billion in the second quarter of 2004.

•	Loans on-balance sheet reached a record balance of $6.6 billion at December 31, 2004, an increase of $3.2 billion, or 93.6%, from December 31, 2003.

•	Whole loan sales of $8.3 billion, compared to $6.1 billion in 2003, an increase of 36.7%.

•	Portfolio income (interest income less interest expense and provision for losses) of $166.0 million, compared to $82.3 million in 2003, an increase of 101.7%. The company monitors portfolio income in order to track its progress toward producing more stable, predictable earnings. As a percentage of net revenues (total revenue less interest expense and provision for losses), portfolio income increased from 24.3% in 2003 to 35.4% in 2004. We estimate that this ratio is also representative of the portfolio’s contribution to profitability. Additional information concerning the calculation of portfolio income may be found in the Financial Summary at the end of this release.

Financial Summary ($000)

	Q4 2004	% Change from Q4 03	YTD 2004	% Change from YTD 03
Total Revenues	$199,835	51.8%	$660,670	51.8%
Total Expenses	135,051	65.1%	440,948	64.1%

Income before Taxes	$64,784	30.0%	$219,722	31.9%

Net Income	$38,101	27.1%	$130,778	30.8%

The 52% increase in total revenues from 2003 to 2004 resulted primarily from increases in interest income and gain on sale of loans. Interest income doubled from $179.0 million in 2003 to $357.1 million in 2004, primarily due to the increased loan portfolio, partially offset by a decrease in the weighted average coupon. The increase in the size of the loan portfolio resulted from four quarterly securitizations structured as financings and higher loan origination volume held in warehouse lines. The gain on sale of loans increased 21% from $241.1 million in 2003 to $292.5 million in 2004 owing primarily to higher volume of whole loan sales for cash. The company’s average whole loan premiums, net of hedging, decreased from 4.0% in 2003 to 3.7% in 2004. For the fourth quarter, the company’s whole loan premiums, net of hedging, were 3.5%, unchanged from the third quarter of 2004 and below the 3.9% net premium earned in the same period of 2003. These lower gains resulted primarily from lower interest rate margins reflecting stiff price competition in the non-prime mortgage origination market as money costs increased throughout the year.

Total expenses increased 64% from $268.7 million in 2003 to $440.9 million in 2004, due primarily to the increase in interest and provision expense resulting from the larger loan portfolio, as well as an increase in operating expenses associated with larger loan volume, and an increase in the number of employees related to that growth.

•	Portfolio Growth Related Expenses

•	Interest expense increased by 111% from $63.6 million in 2003 to $134.2 million in 2004, due primarily to an increase in the average outstanding borrowings and an increase in the average borrowing rate. The increase in the average outstanding borrowings is consistent with the larger loan portfolio.

•	Provision for losses increased by 72% from $33.1 million in 2003 to $56.9 million in 2004, reflecting primarily the growth and aging of the company’s portfolio, and higher forecasted severity rates.

•	Business Operations Related Expenses

•	Compensation expense increased by 43% from $112.2 million in 2003 to $160.8 million in 2004 due primarily to the growth in the number of employees and increased commission and bonus costs related to higher loan originations and profits.

•	General, administrative, and other expenses increased by 49% from $59.7 million in 2003 to $89.1 million in 2004 due to increases in loan volume, number of staff and number of locations.

•	Total business operations related expenses increased by 45% from $172.0 million in 2003 to $249.9 million in 2004.

Loan Originations

The company originated $12.4 billion of mortgage loans for the year ended December 31, 2004, compared to $8.0 billion of mortgage loan originations in 2003, an increase of 56%.

Wholesale and retail originations for the year represented 90% and 10%, respectively, of total loan production, generally consistent with prior periods.

The company’s net cost to originate mortgage loans was 1.9% for the year. Management believes this measurement is beneficial to investors because it provides a measurement of efficiency of the origination process. Additional detail on the calculation can be found in the Financial Summary at the end of this release.

Loan Dispositions

During 2004, $8.3 billion of mortgage loans were sold in whole loan sales for cash, and $3.3 billion of mortgage loans went into securitizations structured as financings. In addition, at the end of the fourth quarter, $642.5 million of mortgage loans were held for a first quarter 2005 securitization, and $1.8 billion of mortgage loans were held for sale.

Portfolio Performance and Loan Servicing

The company’s servicing portfolio, including $171.5 million of liquidating off-balance sheet securitizations, totaled $6.7 billion at December 31, 2004. The serviced portfolio increased 82.1% from $3.7 billion at December 31, 2003. This was primarily due to the company’s quarterly securitization program and an increase in the loans held for disposition. Delinquent loans (30 or more days past due, including foreclosures and real estate owned) were 1.7% of the serviced portfolio at December 31, 2004, compared to 1.8% at December 31, 2003.

Liquidity

The company had approximately $4.0 billion in warehouse credit capacity at December 31, 2004 and a record $236.0 million in available cash and additional liquidity. The company’s warehouse line usage totaled $2.2 billion at December 31, 2004.

Adjusted Leverage

The company’s REIT subsidiary completed a preferred offering in the third quarter. In managing its capital structure for purposes of analyzing its operating borrowing capabilities, the company adds its REIT subsidiary preferred stock, which is reflected as minority interest on the consolidated balance sheet, to stockholders’ equity to determine an adjusted leverage ratio. At December 31, 2004, liabilities were 13.5 times its minority interest plus stockholders’ equity. Other leverage measures can be found in the Financial Summary at the end of this release.

Business Outlook

The following statements are forward-looking and actual results may differ materially. Please see the Forward Looking Statements section of this news release for a description of certain risk factors and the company’s annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 26, 2004 and its reports on Form 10-Q filed with the SEC on May 17, 2004, August 16, 2004 and November 15, 2004 for a more complete description of risks.

Earnings Guidance for First Quarter 2005

The company expects diluted earnings per share for the first quarter to be $1.40, based on an estimated weighted average of approximately 22.1 million shares outstanding. The forecast assumes:

•	Seasonally softer volume during the first quarter, which will also result in higher operating expenses as a percentage of loans closed

•	Higher short term interest rates which compress interest spreads on warehouse lines and the planned securitization

•	Continued pressure on whole loan premiums and fees as the result of stiff price competition in the non-prime mortgage origination market

Earnings Guidance for 2005

For the total year 2005, the company affirms its earnings estimate of $6.90 per share, based on approximately 22.3 million weighted average diluted shares for the year as a whole. The forecast assumes:

•	Modest origination growth from an expanded platform

•	Continued strong portfolio growth

•	Further increases in short term interest rates which will compress interest spreads on warehouse lines and planned securitizations

•	Continued pricing pressure in the whole loan origination market which will keep whole loan premiums below the run rate in the second half of 2004

•	Modest reductions in costs from lower operating expenses partially offset by reductions in the positive net origination points and fees

Conference Call

Accredited will host a conference call for analysts and investors on February 10, 2005 at 10:00 a.m. EST (7:00 a.m. PST) to discuss the company’s financial results for the fourth quarter and full year 2004. Those individuals who would like to participate on the conference call should contact Mitzi Gimenez, investor relations manager, at 858.676.2155 to receive details regarding the call.

The call is being web cast by CCBN and can be accessed live at Accredited’s website – www.accredhome.com. A replay of the conference call will be archived on the website.

Forward Looking Statements

Certain matters discussed in this news release constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include statements regarding the company’s average annual earnings growth for future periods, expected net earnings for the first quarter and full year 2005, revenue generating strategies, projected growth, and anticipated securitizations; the company’s liquidity; the company’s outlook on the competitive and regulatory environments; and the company’s intended loan disposition strategy. Actual results and the timing of certain events could differ materially from those projected in or contemplated by these forward-looking statements due to a number of factors, including but not limited to: interest rate volatility and the level of interest rates generally; the nature and amount of competition and the availability of alternative loan products not offered by the company; general political and economic conditions; the sustainability of loan origination volumes; the availability of financing for the origination of mortgage loans; the ability of the company to sell or securitize mortgage loans; the company’s ability to grow its portfolio; the ability of the company to manage costs; and other risk factors outlined in Accredited Home Lenders Holding Co.’s annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 26, 2004, in its reports on Form 10-Q filed with the SEC on May 17, 2004, August 16, 2004 and November 15, 2004, and other SEC filings.

About Accredited

Accredited Home Lenders Holding Co. is a nationwide mortgage banking company that originates, finances, securitizes, services, and sells non-prime mortgage loans secured by residential real estate. Founded in 1990, the company is headquartered in San Diego. Additional information may be found at www.accredhome.com.

Accredited Home Lenders: Financial Summary

	Three Months Ended December 31,		Year Ended December 31,
	2003	2004	2003	2004
	(dollars in thousands)		(dollars in thousands)
Income Statement:
Interest Income	$58,498	$114,290	$178,982	$357,081
Gain on sale of loans	69,798	82,108	241,115	292,451
Loan servicing income	1,856	1,484	7,645	6,689
Net gain on mortgage-related securities and derivatives	1,259	273	6,698	2,356
Other income	199	1,680	782	2,093

Total revenues	131,610	199,835	435,222	660,670

Salaries, wages and benefits	32,716	43,047	112,239	160,822
General, administrative, and other expenses	18,920	26,781	59,730	89,059

Total operating expenses	51,636	69,828	171,969	249,881

Interest Expense	19,934	48,074	63,562	134,211
Provision for losses	10,213	17,149	33,129	56,856

Total expenses	81,783	135,051	268,660	440,948

Income before income taxes	49,827	64,784	166,562	219,722
Income taxes	19,853	24,188	66,547	85,289
Minority interest - dividends paid on preferred stock of subsidiary	—	2,495	—	3,655

Net income	$29,974	$38,101	$100,015	$130,778

Basic earnings per share	$1.51	$1.85	$5.61	$6.42

Diluted earnings per share	$1.41	$1.76	$4.97	$6.06

Weighted average shares outstanding:
Basic	19,833	20,639	17,825	20,356

Diluted	21,232	21,699	20,108	21,564

	Three Months Ended December 31,		Year Ended December 31,
	2003	2004	2003	2004
	(dollars in thousands)		(dollars in thousands)
Other Data:
Originations:
Wholesale	$2,136,522	$3,106,377	$7,118,369	$11,217,528
Retail & Other	$236,202	$359,978	$839,940	$1,204,662

Total mortgage loan originations	$2,372,724	$3,466,355	$7,958,309	$12,422,190

Weighted average coupon rate of mortgage loan originations	7.6%	7.3%	7.7%	7.3%
Weighted average credit score (1)	635	637	632	639
Loan sales and securitizations:
Whole loan sales	$1,841,427	$2,497,553	$6,061,019	$8,282,215
Mortgage loans securitized	$515,247	$1,046,675	$1,236,187	$3,269,832

Total loan sales and securitizations	$2,356,674	$3,544,228	$7,297,206	$11,552,047
Net profit margin on whole loan sales:
Gain on whole loan sales (2) (3)	3.9%	3.6%	4.2%	3.7%
Net gain (loss) on derivatives (2)	0.0%	-0.1%	-0.2%	0.0%

Net premium received on whole loan sales (2) (4)	3.9%	3.5%	4.0%	3.7%
Net origination points and fees	0.5%	0.4%	0.6%	0.4%
Loan origination expenses	-2.7%	-2.3%	-2.7%	-2.3%

Net cost to originate (5)	-2.2%	-1.9%	-2.1%	-1.9%

Net profit margin on whole loan sales	1.7%	1.6%	1.9%	1.8%

Annualized losses on serviced portfolio as a percentage of average serviced assets	0.5%	0.3%	0.6%	0.3%
Net interest margin components (6)
Warehouse
Interest income	7.7%	7.4%	7.7%	7.3%
Interest expense	-2.8%	-3.7%	-2.8%	-3.1%

Spread	4.9%	3.7%	4.9%	4.2%

Securitizations
Interest income	7.8%	7.5%	7.6%	7.5%
Interest expense	-2.7%	-3.0%	-2.9%	-2.8%

Spread	5.1%	4.5%	4.7%	4.7%

Net Interest Margin	5.1%	4.3%	4.9%	4.6%

	At December 31	At December 31,
	2003	2004
	(dollars in thousands)
Serviced Portfolio:
Loans held for sale	$1,292,839	$1,811,429
Loans held for investment	$2,095,398	$4,749,149
Sold servicing retained or securitized/off balance sheet	$307,739	$171,531

Total serviced portfolio at period end	$3,695,976	$6,732,109

Total delinquent at period end (7)	1.8%	1.7%
Total number of leased locations at period end	46	66
Total number of employees	2,055	2,694

(1)	Represents borrowers’ average credit score at origination obtained from one or more of the three principal credit bureaus. The twelve months ended December 31, 2004 FICO score reflects corrected second quarter FICO scores.

(2)	The percentages are calculated based upon the respective amounts divided by total whole loans sales.

(3)	Excludes the provision for premium recapture which is a component of the total gain on sale of loans.

(4)	The net premium received on whole loan sales is computed based on the cash premiums received on whole loan sales, net of gain (loss) on related derivatives.

(5)	Net cost to originate is defined as total operating expenses, less loan servicing related costs, plus yield spread premiums, less points and fees collected, all prior to any deferrals of origination costs for accounting purposes. See reconcilation table below.

(6)	Interest income and interest expense are shown as annualized percentages of the average outstanding balances of mortgage loans and debt, respectively. Net interest margin is interest income less interest expense, expressed as an annualized percentage of the outstanding balance of mortgage loans.

(7)	Delinquent is defined as loans that are 30 or more days delinquent, including loans in foreclosure and loans converted into real estate owned (REO).

	At December 31	At December 31,
	2003	2004
	(dollars in thousands)
Balance Sheet Data:
Mortgage loans held for sale, net	$1,277,075	$1,790,134
Mortgage loans held for investment, net	2,089,383	4,690,758
Mortgage-related securities, at fair value	3,692	3,715
Mortgage servicing rights, net	1,119	185
Other Assets	130,148	203,585

Total Assets	$3,501,417	$6,688,377

Total warehouse and residual interest financing	1,515,195	2,204,860
Securitization bond financing	1,724,389	3,954,115
Other Liabilities	49,610	68,925

Total Liabilities	3,289,194	6,227,900
Minority interest - preferred securities of subsidiary	0	97,922
Total Stockholders’ Equity	212,223	362,555

Total Liabilities and Stockholders’ Equity	$3,501,417	$6,688,377

Regulation G Disclosures

Information on portfolio income, net cost to originate and adjusted leverage appearing elsewhere in this release may fall under the Securities and Exchange Commission’s definition of “non-GAAP financial measures.” Management believes that these calculations, taken in context with the other information reported in this release, provide investors with a better understanding of the stability of the company’s earnings, the efficiency of its loan generating platform and the relevant measurement of the company’s debt level. A reconciliation of how portfolio income, net cost to originate and adjusted leverage are calculated is set forth below.

Regulation G Disclosure related to Portfolio Income

	Three Months Ended December 31,				Year Ended December 31,
	2003		2004		2003		2004
	Amount	% Net Revenue	Amount	% Net Revenue	Amount	% Net Revenue	Amount	% Net Revenue
Interest Income	$58,498		$114,290		$178,982		$357,081
Interest Expense	(19,934)		(48,074)		(63,562)		(134,211)
Provision for losses	(10,213)		(17,149)		(33,129)		(56,856)

Portfolio income	28,351	27.9%	49,067	36.5%	82,291	24.3%	166,014	35.4%

Total revenues	131,610		199,835		435,222		660,670
Interest Expense	(19,934)		(48,074)		(63,562)		(134,211)
Provision for losses	(10,213)		(17,149)		(33,129)		(56,856)

Net revenues	101,463	100.0%	134,612	100.0%	338,531	100.0%	469,603	100.0%

Salaries, wages & benefits	32,716		43,047		112,239		160,822
General, administrative and other expenses	18,920		26,781		59,730		89,059

Income before income taxes	$49,827		$64,784		$166,562		$219,722

Regulation G Disclosure related to Net Cost to Originate

	Three Months Ended December 31,		Year Ended December 31,
	2003	2004	2003	2004
	(dollars in thousands)		(dollars in thousands)
Total mortgage loan originations	2,372,724	3,466,355	7,958,309	12,422,190

Total expenses	81,783	135,051	268,660	440,948
Less interest expense	(19,934)	(48,074)	(63,562)	(134,211)
Less provision expense	(10,213)	(17,149)	(33,129)	(56,856)

Total operating expenses	51,636	69,828	171,969	249,881
Add deferred direct loan origination expenses	14,590	14,329	48,754	57,113
Less servicing cost (1)	(2,652)	(5,336)	(8,660)	(15,344)

Loan origination expenses	63,574	78,821	212,063	291,650
as % of volume	2.7%	2.3%	2.7%	2.3%
Less deferred net origination points and fees	(12,065)	(13,463)	(46,428)	(52,819)

Net cost to originate	51,509	65,358	165,635	238,831
as % of volume	2.2%	1.9%	2.1%	1.9%

(1)	Servicing cost consists of direct expenses and allocated corporate overhead

Regulation G Disclosure related to Adjusted Leverage

	At December 31	At December 31,
	2003	2004
	(dollars in thousands)
Total Liabilities	3,289,194	6,227,900

Minority interest - preferred securities of subsidiary	0	97,922
Total Stockholders’ Equity	212,223	362,555
Total Minority Interest and Stockholders’ Equity	212,223	460,477
Ratio of Total Liabilities divided by Minority Interest + Stockholders’ Equity	15.5	13.5
Ratio of Total Liabilities divided by Stockholders’ Equity	15.5	17.2